Exhibit 99.1

Oncternal Therapeutics, Inc.

Index to Unaudited Interim Condensed Consolidated Financial Statements

Oncternal Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,935	$20,645
Prepaid expenses and other assets	406	565
Total current assets	17,341	21,210
Acquisition related costs	1,347	–
Other assets	753	752
Total assets	$19,441	$21,962

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,223	$3,440
Accrued liabilities	1,214	891
Deferred grant revenue	639	–
Total current liabilities	4,076	4,331
Preferred stock warrant liability	657	674

Commitments and contingencies (Notes 3 and 6)

Convertible preferred stock, $0.0001 par value; authorized shares – 130,100 at March 31, 2019 and December 31, 2018; issued and outstanding – 111,035 at March 31, 2019 and December 31, 2018; liquidation preference of $48,954 at March 31, 2019 and December 31, 2018	46,588	46,588

Stockholders’ deficit:
Common stock, $0.001 par value; authorized shares — 200,000 shares at March 31, 2019 and December 31, 2018; issued and outstanding shares — 51,283 and 51,258 at March 31, 2019 and December 31, 2018, respectively	5	5
Additional paid-in capital	1,793	1,748
Accumulated deficit	(33,678)	(31,384)
Total stockholders’ deficit	(31,880)	(29,631)
Total liabilities, convertible preferred stock and stockholders’ deficit	$19,441	$21,962

See accompanying notes.

Oncternal Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Grant revenue	$470	$188
Operating expenses:
Research and development	1,896	1,289
General and administrative	932	581
Total operating expenses	2,828	1,870
Loss from operations	(2,358)	(1,682)
Other income (expense):
Change in fair value of warrant liability	17	(37)
Other income	—	216
Interest expense	—	(1)
Interest income	47	13
Total other income (expense)	64	191
Net loss	$(2,294)	$(1,491)

Net loss per share, basic and diluted	$(0.05)	$(0.03)
Weighted-average shares outstanding, basic and diluted	50,092	48,191

See accompanying notes.

Oncternal Therapeutics, Inc.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit

(Unaudited; in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2018	111,035	$46,588	51,258	$5	$1,748	$(31,384)	$(29,631)
Exercise of stock options for cash	—	—	25	—	2	—	2
Vesting related to repurchase liability	—	—	—	—	4	—	4
Stock-based compensation	—	—	—	—	39	—	39
Net loss	—	—	—	—	—	(2,294)	(2,294)
Balance at March 31, 2019	111,035	$46,588	51,283	$5	$1,793	$(33,678)	$(31,880)

See accompanying notes.

Oncternal Therapeutics, Inc.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit

(Unaudited; in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2017	77,035	$28,715	51,033	$5	$1,522	$(24,805)	$(23,278)
Collection of stock subscription receivable	—	1,100	—	—	—	—	—
Stock-based compensation	—	—	—	—	43	—	43
Net loss	—	—	—	—	—	(1,491)	(1,491)
Balance at March 31, 2018	77,035	$29,815	51,033	$5	$1,565	$(26,296)	$(24,726)

See accompanying notes.

Oncternal Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Three Months Ended
	March 31,
	2019	2018
Cash flows from operating activities
Net loss	$(2,294)	$(1,491)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	39	43
Change in fair value of preferred stock warrant liability	(17)	37
Noncash other income	—	(216)
Noncash interest expense	—	1
Changes in operating assets and liabilities:
Prepaid expenses and other assets	158	(1,794)
Accounts payable	(2,422)	156
Accrued liabilities	264	(135)
Deferred revenue	639	(189)
Net cash used in operating activities	(3,633)	(3,588)
Cash flows from investing activities
Acquisition related costs paid	(79)	—
Net cash used in investing activities	(79)	—
Cash flows from financing activities
Proceeds from issuances of convertible preferred stock, net	—	1,100
Proceeds from exercise of stock options	2	—
Net cash provided by financing activities	2	1,100
Net decrease in cash and cash equivalents	(3,710)	(2,488)
Cash and cash equivalents at beginning of period	20,645	10,188
Cash and cash equivalents at end of period	$16,935	$7,700

Supplemental disclosures of noncash activities:
Asset acquisition costs included in accounts payable and accrued liabilities	$1,268	$—

See accompanying notes.

Oncternal Therapeutics, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Description of Business, Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Oncternal Therapeutics, Inc. (the “Company” or “Oncternal”) was incorporated in the state of Delaware in November 2013 and is based in San Diego, California. The Company is a clinical-stage biopharmaceutical company focused on developing first-in-class product candidates for cancers with critical unmet medical need. The Company’s clinical pipeline consists of its lead program, cirmtuzumab, a humanized monoclonal antibody that binds to ROR1 (Receptor-tyrosine kinase-like Orphan Receptor 1), and TK216, a small molecule inhibiting the biological activity of ETS-family transcription factor oncoproteins targeting patients with Ewing sarcoma. The Company is also developing a CAR-T program (chimeric antigen receptor T-cells) targeting ROR1.

Merger with GTx, Inc. (“GTx”) and Name Change

On March 6, 2019, the Company entered into an Agreement and Plan of Merger and Reorganization, as amended (the “Merger Agreement”), with GTx, Inc. (“GTx”) and Grizzly Merger Sub, Inc., a wholly-owned subsidiary of GTx (“Merger Sub”), pursuant to which Merger Sub merged with and into Oncternal, with Oncternal surviving as a wholly-owned subsidiary of the Company (the “Merger”). On June 7, 2019, the Merger was completed and the Company changed its name to Oncternal Oncology, Inc. (see Note 6).

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Oncternal, Inc. All intercompany accounts and transactions have been eliminated in the preparation of the condensed consolidated financial statements.

Liquidity and Going Concern

From its inception through March 31, 2019, the Company has devoted substantially all of its efforts to organizational activities including raising capital, building infrastructure, acquiring assets, developing intellectual property, and conducting preclinical studies, clinical trials and product development activities. The Company has a limited operating history and the sales and income potential of the Company’s business and market are unproven. Since inception, the Company has experienced recurring net losses and negative cash flows from operating activities and expects to continue to incur losses into the foreseeable future. At March 31, 2019, the Company had an accumulated deficit of $33.7 million and had cash and cash equivalents of $16.9 million. The Company believes that its existing cash and cash equivalents will be sufficient to fund its operations into the second quarter of 2020. The Company will need to continue to raise a substantial amount of funds until it is able to generate revenues to fund its development activities. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. However, the Company’s current working capital, anticipated operating expenses and net losses and the uncertainties surrounding its ability to raise additional capital as needed, as discussed below, leads the Company to believe that there is substantial doubt about its ability to continue as a going concern for one year after the date these condensed consolidated financial statements are issued.

The Company plans to continue to fund its losses from operations and capital funding needs through a combination of equity offerings, debt financings, government funding, or other sources, potentially including future government funding, collaborations, licenses and other similar arrangements (see Note 6). There can be no assurance that the Company will be able to obtain any sources of financing on acceptable terms, or at all. To the extent that the Company can raise additional funds by issuing equity securities, the Company’s stockholders may experience significant dilution. Any debt financing, if available, may involve restrictive covenants that impact the Company’s ability to conduct its business.

Unaudited Interim Financial Information

The unaudited condensed consolidated financial statements at March 31, 2019, and for the three months ended March 31, 2019 and 2018, have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), and with accounting principles generally accepted in the United States (“U.S. GAAP”) applicable to interim financial statements. These unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting of only normal recurring accruals, which in the opinion of management are necessary to present fairly the Company’s financial position as of the interim date and results of operations for the interim periods presented. Interim results are not necessarily indicative of results for a full year or future periods. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ materially from those estimates. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2018 filed with the SEC by GTx (now known as “Oncternal Therapeutics, Inc.”) on Form S-4/A on May 6, 2019.

Use of Estimates

The Company’s condensed consolidated financial statements are prepared in accordance with U.S. GAAP. The preparation of the Company’s condensed consolidated financial statements and accompanying notes requires it to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant estimates consist of those used to determine the fair value the Company’s preferred stock, stock-based awards and warrant liability, and those used to determine grant revenue and accruals for research and development costs. Although these estimates are based on the Company’s knowledge of current events and actions it may undertake in the future, actual results may ultimately materially differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents include cash in readily available checking accounts and money market accounts.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant risk on its cash balances due to the financial position of the depository institution in which those deposits are held. Additionally, the Company established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity.

Acquisition Related Costs

During the three months ended March 31, 2019, the Company incurred acquisition related costs totaling $1.3 million.  These costs, which include legal, accounting, and other related expenses, have been deferred and capitalized at March 31, 2019 and are included in acquisition related costs in the accompanying condensed consolidated balance sheets (see Note 6).

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense and expensed as incurred since recoverability of such expenditures is uncertain.

Research and Development Expenses and Accruals

Research and development expenses consist of costs incurred for the Company’s own and for sponsored and collaborative research and development activities. Research and development costs are expensed as incurred and include manufacturing process development, drug manufacturing costs, costs associated with preclinical studies and clinical trials, regulatory and medical affairs activities, quality assurance activities, salaries and benefits, including stock-based compensation, fees paid to third-party consultants, license fees and overhead.

The Company has entered into various research and development contracts with research institutions, clinical research organizations, clinical manufacturing organizations and other companies. Payments for these activities are based on the terms of the individual agreements, which may differ from the pattern of costs incurred, and payments made in advance of performance are reflected in the accompanying condensed consolidated balance sheets as prepaid expenses and other or accrued liabilities. The Company records accruals for estimated costs incurred for ongoing research and development activities. When evaluating the adequacy of the accrued liabilities, the Company analyzes progress of the services, including the phase or completion of events, invoices received and contracted costs. Significant judgments and estimates may be made in determining the prepaid or accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Preferred Stock Warrant Liability

The Company has issued freestanding warrants to purchase shares of its Series B-2 convertible preferred stock. Since the underlying Series B-2 convertible preferred stock is classified as temporary equity, the Series B-2 convertible preferred stock warrants are classified as a liability in the accompanying condensed consolidated balance sheets. The Company adjusts the carrying value of such Series B-2 convertible preferred stock warrants to their estimated fair value at each reporting date, with any related increases or decreases in the fair value recorded as an increase or decrease to other income (expense) in the condensed consolidated statements of operations. In June 2019, as a result of the Merger, the warrants were converted into warrants to purchase the Company’s common stock. (See Note 6).

Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3: Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying amounts of the Company’s current financial assets and liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company has no financial assets or liabilities, other than the warrant liability described below, measured at fair value on a recurring basis. No transfers between levels have occurred during the periods presented.

Liabilities measured at fair value on a recurring basis are as follows (in thousands):

Fair Value Measurements at
Reporting Date Using
		Quoted Prices in	Significant
		Active Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
At March 31, 2019
Preferred stock warrant liability	$657	$—	$—	$657

At December 31, 2018
Preferred stock warrant liability	$674	$—	$—	$674

The preferred stock warrant liability was recorded at fair value utilizing the Black-Scholes option pricing model using significant unobservable inputs consistent with the inputs used for the Company’s stock-based compensation expense adjusted for the preferred stock warrants’ expected term and the fair value of the underlying preferred stock.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the preferred stock warrant liability were as follows:

	Three Months Ended
	March 31,
	2019	2018
Fair value of underlying preferred stock	$0.29	$0.45
Risk-free interest rate	2.2%	2.5%
Expected volatility	77.6%	79.8%
Expected term (in years)	3.5	4.5
Expected dividend yield	—%	—%

The following table provides a reconciliation of the warrant liability measured at fair value using Level 3 significant unobservable inputs for the three months ended March 31, 2019 (in thousands):

Balance at December 31, 2018	$674
Change in fair value	(17)
Balance at March 31, 2019	$657

Revenue Recognition

The Company currently generates revenue from a research subaward agreement from the California Institute for Regenerative Medicine (“CIRM”, see Note 4), which provides the Company with payments for certain types of expenditures in return for research and development activities over a contractually defined period. Revenue from such subaward is recognized in the period during which the related qualifying costs are incurred and services are rendered, provided that the applicable conditions under the subaward agreement have been met.

The subaward agreement is on a best-effort basis and does not require scientific achievement as a performance obligation. All fees received under the agreement are non-refundable. The costs associated with the agreement are expensed as incurred and reflected as a component of research and development expense in the accompanying condensed consolidated statements of operations.

Funds received from the subaward agreement are recorded as revenue as the Company is the principal participant in the arrangement because the activities under the subaward are part of the Company’s development programs. In those instances where the Company first receives consideration in advance of providing underlying services, the Company classifies such consideration as deferred revenue until (or as) the Company provides the underlying services. In those instances where the Company first provides the underlying services prior to its receipt of consideration, the consideration is recorded as a grant receivable. At March 31, 2019, the Company had deferred revenue of $0.6 million. At December 31, 2018, the Company had a grant receivable of $0.1 million that was fully collected during the first quarter of 2019.

Stock-Based Compensation

Stock-based compensation expense represents the cost of the grant date fair value of equity awards recognized in the period using the Black- Scholes option pricing model. The Company recognizes expense for awards with graded vested schedules over the requisite service period of the awards (usually the vesting period) on a straight-line basis. For equity awards for which vesting is subject to performance-based milestones, the expense is recorded over the remaining service period after the point when the achievement of the milestone is probable, or the performance condition has been achieved.

Income Taxes

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

The Company recognizes net deferred tax assets to the extent that the Company believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that the Company would be able to realize its deferred tax assets in the future in excess of their net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Segment Reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment operating in the United States.

Comprehensive Loss

Comprehensive loss is defined as a change in equity during a period from transactions and other events and circumstances from non-owner sources. Net loss and comprehensive loss were the same for all periods presented.

Net Loss Per Share

Basic net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for potentially dilutive securities and adjusted for the weighted-average number of common shares outstanding that are subject to repurchase. The Company has excluded weighted-average shares subject to repurchase of 1,185,905 shares and 2,841,405 shares from the weighted-average number of common shares outstanding for the three months ended March 31, 2019 and 2018, respectively. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock and dilutive common stock equivalents outstanding for the period determined using the treasury-stock and if-converted methods. Dilutive common stock equivalents are comprised of convertible preferred stock, convertible preferred stock warrants, common stock subject to repurchase, and options outstanding under the Company’s stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding as inclusion of the potentially dilutive securities would be antidilutive.

Potentially dilutive securities not included in the calculation of diluted net loss per share, because to do so would be anti-dilutive are as follows (in common stock equivalent shares, in thousands):

	March 31,
	2019	2018
Redeemable convertible preferred stock	111,035	77,035
Warrants to purchase convertible preferred stock	5,065	5,065
Common stock options	6,843	2,068
Common stock subject to repurchase	1,014	2,658
	123,957	86,826

Recently Issued Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial position or results of operations upon adoption.

In August 2018, the FASB issued Accounting Standards Update (“ASU”) 2018-13, Fair Value Measurement: Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements for fair value measurements. The amendments relate to disclosures regarding unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty and are to be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and early adoption is permitted. The Company is currently evaluating the timing and impact of the adoption of this guidance on its condensed consolidated financial statements.

Recently Adopted Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, which, for operating leases, requires a lessee to recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in its balance sheet. The standard also requires a lessee to recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term, generally on a straight-line basis. The Company adopted this standard on January 1, 2019, however, as the Company’s only lease is on a month to month basis and is for a period less than one year, the adoption of this standard had no impact on the condensed consolidated financial statements on the date of adoption.  The Company entered into a new office sublease in May 2019 and will apply the provisions of this guidance (see Note 6).

2.	Balance Sheet Details

Accrued liabilities consist of the following (in thousands):

	March 31,	December 31,
	2019	2018
Research and development	$936	$720
Legal fees	115	20
Unvested share liability	51	54
Compensation	112	85
Other	—	12
	$1,214	$891

3.	Commitments and Contingencies

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnification. The Company is not currently aware of any indemnification claims and has not accrued any liabilities related to such obligations in its condensed consolidated financial statements as of March 31, 2019 or December 31, 2018.

4.	License, Collaboration and Research Subaward Agreements

Georgetown University (“Georgetown”)

In March 2014, the Company entered into an Exclusive License Agreement (the “Georgetown License Agreement”) with Georgetown, pursuant to which the Company: (i) licensed the exclusive worldwide right to patents and technologies for the development and commercialization of certain product candidates targeting EWS-FLI1 as an anti-tumor therapy for therapeutic, diagnostics, or research tool purposes, (ii) is solely responsible for all development and commercialization activities and costs, and (iii) is responsible for all costs related to the filing, prosecution and maintenance of the licensed patent rights.

Under the terms of the Georgetown License Agreement, the Company: (i) shall pay and has paid an annual license maintenance fee of $10,000 until the first commercial sale occurs, (ii) is required to make up to $0.2 million in aggregate milestone payments upon the achievement of certain regulatory milestones, and (iii) will be required to pay low single digit royalties based on annual net product sales. The Company accounted for the licensed technology as an asset acquisition because it did not meet the definition of a business. All milestone payments under the Georgetown License Agreement will be recognized as research and development expense upon completion of the required events, as the triggering events are not considered to be probable until they are achieved. As of March 31, 2019, the Company had not triggered or made any milestone payments under the Georgetown License Agreement.

The Georgetown License Agreement may be terminated by either party upon material breach or may be terminated by the Company as to one or more countries with 90 days written notice of termination. The term of the Georgetown License Agreement will continue until the expiration of the last valid claim within the patent rights covering the product. Georgetown may terminate the agreement in the event (i) the Company fails to pay any amount and fails to cure such failure within 30 days after receipt of notice, (ii) the Company defaults in its obligation to obtain and maintain insurance and fails to remedy such breach within 60 days after receipt of notice, or (iii) the Company declares insolvency or bankruptcy. The Company may terminate the agreement at any time upon at least 60 days’ written notice.

In 2017, the Company entered into a research agreement with Georgetown for up to $150,000. The Company recorded research and development expenses of approximately $19,000 and $0 for the three months ended March 31, 2019 and 2018, respectively.

The University of Texas MD Anderson Cancer Center (“MD Anderson”)

In December 2014, the Company entered into a collaboration agreement (as amended, the “Collaboration”) with MD Anderson, which provides for the conduct of preclinical and clinical research for TK216 in exchange for certain program payments. If MD Anderson successfully completes all the requirements of the Collaboration in full and the program is successfully commercialized, the Company will be required to pay aggregate milestone payments of $1.0 million based on net product sales. No research and development expenses were earned by MD Anderson under the Collaboration agreement in the three months ended March 31, 2019 and 2018.

Agreements with the Regents of the University of California (the “Regents”)

In March 2016, and as amended and restated in August 2018 in connection with the spin-off transaction described below, the Company entered into a license agreement (as amended, the “Regents License Agreement”) for the development, manufacturing and distribution rights related to the development and commercialization of ROR1 related naked antibodies, antibody fragments or synthetic antibodies, and genetically engineered cellular therapy. The Regents License Agreement was amended on March 25, 2019 and May 15, 2019, to update the patents covered under the agreement. The Regents License Agreement provides for the following: (i) in May 2016, an upfront license fee of $0.5 million was paid and 1,459,524 shares of common stock were issued, (ii) $25,000 in annual license maintenance fees, which commenced in 2017, (iii) reimbursement of up to $30,000 in annual patent costs, (iv) certain development and regulatory milestones aggregating from $10.0 million to $12.5 million, on a per product basis, (v) certain worldwide sales milestones based on achievement of tiered revenue levels aggregating $75.0 million, (vi) low single-digit royalties, including potential future minimum annual royalties, on net sales of each target, and (vii) minimum diligence to advance licensed assets consisting of at least $1.0 million in development spend annually through 2021. Under the Regents License Agreement, the Company recorded: (i) license maintenance fees as research and development expense of $0 and $12,500 for the three months ended March 31, 2019 and 2018, respectively, and (ii) $0.1 million in patent costs as general and administrative expense for each of the three months ended March 31, 2019 and 2018. As of March 31, 2019, the Company believes it has met its obligations under the Regents License Agreement.

In July 2016, and as modified by the amended and restated Regents License Agreement in August 2018, the Company entered into a Research Agreement (the “Research Agreement”) with the Regents for further research on a ROR1 therapeutic development program. Under this five-year agreement, the Regents will have an aggregate budget of $3.6 million, with future payments of $125,000 payable quarterly. The Company recorded research and development expenses under the Research Agreement of $125,000 for each of the three months ended March 31, 2019 and 2018. Such costs are includable as part of the Company’s annual diligence obligations under the Regents License Agreement.

The Regents License Agreement will expire upon the later of the expiration date of the longest-lived patent rights or the 15th anniversary of the first commercial sale of a licensed product. The Regents may terminate the Regents License Agreement if: (i) a material breach by the Company is not cured within a reasonable time, (ii) the Company files a claim asserting the Regents licensed patent rights are invalid or unenforceable, or (iii) the Company files for bankruptcy. The Company may terminate the agreement at any time upon at least 60 days’ written notice.

Velos Biopharma Holdings, LLC (“VBH”) and VelosBio, Inc. (“VelosBio”) Spin-off Transactions

In November 2017, the Company formed VBH and in December 2017, made an in-kind tax-free distribution of 100% of its interest in VBH to the Company’s stockholders, option holders and warrant holders of record. On February 6, 2018, the Company licensed and assigned its rights to two preclinical product candidates, previously under the Regents License Agreement, to VBH. In consideration for the license, the Company: (i) received a promissory note receivable from VBH of $0.1 million, with an annual interest rate of 2.64% and a due date of 10 years, and (ii) made a partial assignment of its March 2016 Regents license agreement. Pursuant to the partial assignment, VBH assumed certain obligations related to the licensed products under the Regents License Agreement (“Products”) as follows: (a) reimbursement of certain historical and future patent costs related to the Products, (b) certain development and sales milestones for advancing licensed Products targets, (c) low single-digit royalties, including potential future minimum annual royalties, on net sales of each licensed Product target are to be allocated between the Company and VBH, (d) certain third party agreements and related obligations specifically related to the licensed Products, (e) minimum diligence requirements to advance licensed assets consisting of a minimum of $0.5 million in development spend annually through 2021, and (f) Research Agreement obligations equal to $0.5 million annually commencing January 1, 2018. Due to the high uncertainty of the success of VBH ever repaying the note receivable and associated interest, the Company has provided a full valuation allowance for these amounts as of March 31, 2019 and December 31, 2018.

In December 2017, VelosBio was incorporated with VBH being its sole stockholder. On February 6, 2018, VBH sublicensed and assigned its intellectual property rights to its two preclinical product candidates to VelosBio. In consideration for the license, VelosBio agreed to use commercially reasonable efforts to develop the licensed products as well as the following payment obligations: (i) the assumption of each of the VBH assumed obligations under the partial assignment between the Company and VBH as outlined above, and (ii) certain tiered development milestone and royalty payments to VBH. In August 2018, the Company entered into the amended and restated Regents License Agreement and VelosBio entered into their own license agreement directly with the Regents. There is no common control overlap between the companies.

Also on February 6, 2018, the Company and VelosBio entered into: (i) an asset purchase agreement whereby VelosBio purchased the Company’s right, title and interest in the Company’s nominal assets related to the two preclinical product candidates and assumed the Company’s $0.2 million convertible note payable and related $16,000 of accrued interest which has been recorded as other income, and (ii) a transition services agreement whereby the Company agreed to provide VelosBio with certain transition services, which expired as of December 31, 2018, as follows: (a) access to certain common laboratory equipment at the Company’s lab facility, (b) certain named employees were to devote up to 80% of their time supporting VelosBio related activities, (c) cirmtuzumab manufacturing, process optimization and ancillary activities until VelosBio was able to establish their own, and (d) agreement to cost share the purchase of certain antibody materials with VelosBio. Such services were to be provided at cost or cost plus. During the three months ended March 31, 2018, the Company incurred $0.1 million of costs on behalf of VelosBio that were substantially reimbursed and recorded on a net basis within operating expenses in the accompanying condensed consolidated statements of operations. As of March 31,2019, there are no ongoing rights or commitments under the asset purchase or transition services agreements.

CIRM Award

In August 2017, CIRM awarded an $18.3 million grant to researchers at the University of California San Diego school of medicine (“UC San Diego”), to advance the Company’s Phase 1/2 clinical trial evaluating cirmtuzumab in combination with ibrutinib for the treatment of patients with B-cell lymphoid malignancies, including mantle cell lymphoma and chronic lymphocytic leukemia. The Company: (i) is conducting this study in collaboration with UC San Diego, (ii) estimates it will receive $16.1 million in development milestones under research subaward agreements throughout the award project period, estimated to be from October 1, 2017 to March 31, 2022, (iii) is committed to certain co-funding requirements, (iv) received subaward payments of $1.3 million and $0 in the three months ended March 31, 2019 and 2018, respectively, and (v) is required to provide UC San Diego progress and financial update reports throughout the award project period. The subaward does not bear a royalty payment commitment, nor is the subaward otherwise refundable. For the three months ended March 31, 2019 and 2018, the Company recorded revenue of $0.5 million and $0.2 million, respectively. Related qualifying subaward costs during the three months ended March 31, 2019 and 2018 was $0.9 million and $0.3 million, respectively. As of March 31, 2019, the Company believes it has met its obligations under the CIRM award and UC San Diego subawards.

Clinical Trial and Supply Agreement

In April 2018, the Company entered into a Clinical Trial and Supply Agreement with Pharmacyclics, LLC, an AbbVie Company (“Pharmacyclics”) to supply ibrutinib for the Company’s Phase 1/2 clinical trial evaluating cirmtuzumab in combination with ibrutinib.  The Company and Pharmacyclics amended the Clinical Trial and Supply Agreement in August 2019.  Such agreement does not bear any upfront costs, inventory purchase costs, milestone or royalty payment commitments or other financial obligations.

License and Development Agreement with Shanghai Pharmaceutical (USA) Inc. (“SPH USA”), a Related Party

In November 2018, the Company entered into a License and Development Agreement (“LDA”) with SPH USA for: (i) the territory of the People’s Republic of China, Hong Kong, Macau, and Taiwan (“Greater China”), and (ii) rights to manufacture, develop, market, distribute and sell all of the Company’s product candidates under the Georgetown License Agreement and the Regents License Agreement (exclusive to Greater China only). Under the LDA, SPH USA is solely responsible for: (a) all preclinical and clinical development activities required in order to obtain regulatory approval in Greater China for such product candidates, (b) any third-party license milestone or royalty payments owed under the Georgetown License Agreement and the Regents License Agreement, and (c) paying the Company a low single digit royalty on net sales in the territory.

The LDA will expire upon the expiration of the last royalty term for the last licensed product. The LDA may be terminated by: (i) SPH USA on a country by country or product by product basis with 180 days written notice, and (ii) either party upon material breach that is not cured within 90 days, and either party in the event the other party declares insolvency or bankruptcy.

5.	Convertible Preferred Stock and Stockholders’ Deficit

Convertible Preferred Stock

The Company’s convertible preferred stock has been classified as temporary equity on the accompanying condensed consolidated balance sheets in accordance with authoritative guidance for the classification and measurement of potentially redeemable securities whose redemption is based upon certain change in control events outside of the Company’s control, including liquidation, sale or transfer of control of the Company. The Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because the occurrence of any such change of control event is not probable. See Note 6.

At March 31, 2019 and December 31, 2018, the authorized, issued and outstanding shares of convertible preferred stock consist of the following (in thousands):

	Shares Authorized	Shares Issued and Outstanding	Liquidation Preference	Carrying Value
Series A	13,560	13,560	$3,390	$3,357
Series B	6,751	6,751	3,038	2,891
Series B-2	61,789	56,724	25,526	23,567
Series C	48,000	34,000	17,000	16,773
Total	130,100	111,035	$48,954	$46,588

In June 2019, in connection with the Merger, all outstanding shares of the Company’s convertible preferred stock were converted into shares of the Company’s common stock on a one-for-one basis (see Note 6).

Sales of Convertible Preferred Stock

In September, November and December 2017, the Company issued an aggregate of 22.7 million shares of Series B-2 preferred stock at a per share purchase price of $0.45, raising net cash proceeds of $8.9 million, of which $1.1 million was collected in February 2018 and, as such, was recorded as a stock subscription receivable within mezzanine equity at December 31, 2017.

In November 2018, contemporaneous with entering into the LDA, the Company issued 34.0 million shares of Series C preferred stock to SPH USA at a per share purchase price of $0.50, raising net cash proceeds of $16.8 million. The Company concluded that the shares were issued at fair value and therefore no value was ascribed to the LDA.

Preferred Stock Warrants

At March 31, 2019 and December 31, 2018, the Company had 5,064,712 outstanding warrants for the purchase of Series B-2 preferred stock at an exercise price of $0.45 per share. As of March 31, 2019, no shares have been issued pursuant to the warrants. The warrants expire on various dates in September, November and December 2022. If the warrants have not been exercised prior to their expiration date, they will be deemed to automatically convert by “cashless” conversion. In the event that the Company is acquired, the warrants will be exercisable or deemed automatically converted, which shall be determined based upon whether the Company’s successor assumes the obligations of the warrants. In June 2019, as a result of the Merger, the warrants were converted into warrants to purchase the Company’s common stock (see Note 6).

Common Stock and Unvested Share Liability

The Company has issued restricted common stock subject to vesting and repurchase by the Company. For employee awards, the issuance date fair value is recognized over the requisite service period of the award (usually the vesting period) on a straight-line basis. In addition, the Company has outstanding unvested shares related to the early exercise of stock options. The Company has the right, but not the obligation, to repurchase any unvested shares at the original purchase price upon any voluntary or involuntary termination. The consideration received in exchange for unvested shares is recorded as an unvested share liability on the accompanying condensed consolidated balance sheets and is reclassified into common stock and additional paid-in capital as the shares vest. For the three months ended March 31, 2019 and 2018, stock-based compensation of $3,000 and $19,000, respectively, was recognized in connection with the restricted common stock awards. At March 31, 2019 and December 31, 2018, the unvested share liability was $51,000 and $54,000, respectively.

A summary of the Company’s unvested shares is as follows (in thousands):

Number of
Shares
Balance at December 31, 2018	1,357
Vested shares	(343)
Balance at March 31, 2019	1,014

Equity Incentive Plan

In July 2015, the Company adopted its 2015 Plan, which provides for the issuance of incentive stock options, non-statutory stock options, restricted stock awards, restricted stock unit awards and other stock awards to its employees, members of its board of directors and consultants. No awards shall be granted under the 2015 Plan after July 2025. In general, the options issued under the 2015 Plan expire ten years from the date of grant and vest over a four-year period. Certain grants vest based on the achievement of development or regulatory milestones.

The 2015 Plan allows for early exercise of all stock option grants if authorized by the board of directors at the time of grant. The Company has the option to repurchase any unvested shares at the original purchase price upon any voluntary or involuntary termination. The Company had 8,600,000 shares of common stock authorized for issuance under the 2015 Plan as of March 31, 2019, of which 1,090,081 remained available for future issuance (see Note 6).

A summary of the Company’s stock option activity is as follows:

		Weighted-
	Number of	Average
	Options	Exercise Price
Balance at December 31, 2018	6,868,251	$0.06
Exercised	(25,000)	$0.06
Balance at March 31, 2019	6,843,251	$0.06

There were no stock option grants during the three months ended March 31, 2019 and 2018.

The aggregate intrinsic value of stock options exercised during the three months ended March 31, 2019 and 2018 was not material. The intrinsic value is calculated as the difference between the fair value of the Company’s common stock at the time of the option exercise and the exercise price of that stock option.

Stock-Based Compensation Expense

Stock-based compensation expense recognized for all equity awards has been reported in the statements of operations as follows (in thousands):

	Three Months Ended
	March 31,
	2019	2018
Research and development	$25	$27
General and administrative	14	16
Total	$39	$43

6.	Subsequent Events

Merger with GTx and Name Change

On June 7, 2019, the Company completed the Merger with GTx in accordance with the Merger Agreement.  Under the terms of the Merger Agreement: (i) all of the outstanding shares of the Company’s convertible preferred stock were converted into 111,034,576 shares of the Company’s common stock, (ii) all of the outstanding shares of the Company’s common stock immediately prior to the Merger were then converted into shares of GTx’s common stock at an exchange rate of approximately 0.073386 shares of common stock after taking into account a one-for-seven reverse stock split by GTx (the “Exchange Ratio”), (iii) all of the outstanding warrants to purchase shares of Series B-2 convertible preferred stock were converted into warrants to purchase 5,064,712 shares of GTx common stock, as adjusted for the Exchange Ratio, (iv) the warrants, as amended in connection with the Merger, no longer require liability accounting and the then fair value of the warrant liability will be reclassified into stockholders’ equity, (v) the surviving entity changed its corporate name from GTx to Oncternal Therapeutics, Inc., (vi) the pre-Merger Oncternal Therapeutics, Inc., which remains as a wholly-owned subsidiary, changed its name to Oncternal Oncology, Inc., (vii) the post-Merger Oncternal Therapeutics, Inc. amended and restated its restated certificate of incorporation to authorize 60,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock, each with a par value of $0.001 per share, and (viii) on June 10, 2019, the combined company’s common stock began trading on The Nasdaq Capital Market under the ticker symbol “ONCT.” The accompanying condensed consolidated financial statements and notes hereto do not reflect the Exchange Ratio adjustment.

Pursuant to the Merger Agreement and prior to the completion of the Merger, GTx, Marc Hanover, as representative of holders of the contingent value rights (“CVRs”), and Computershare, Inc. as rights agent entered into a Contingent Value Rights Agreement (the “CVR Agreement”). Pursuant to the CVR Agreement, for each share of GTx’s common stock held immediately prior to the closing of the Merger, GTx’s stockholders immediately prior to the effective time of the Merger received one CVR entitling such holders to receive in the aggregate 75% of any net proceeds received during the 15-year period after the closing of the Merger from the grant, sale or transfer of rights to GTx’s selective androgen receptor degrader (“SARD”) or selective androgen receptor modulator (“SARM”) technology that occurs during the 10-year period after the closing of the Merger (or in the 11th year if based on a term sheet approved during the initial 10-year period) and, if applicable, to receive royalties on the sale of any SARD or SARM products by the combined company during the 15-year period after the closing of the Merger. The CVR Agreement will continue in effect until the payment of all amounts payable thereunder.

Between April 10 and May 1, 2019, three putative class action lawsuits and one individual lawsuit were filed in the U.S. District Court for the District of Delaware: Wheby  v. GTx, Inc. et al., Miller v. GTx, Inc. et al., Tabb v. GTx, Inc. et al., and Living Seas LLC v. GTx, Inc. et al. (collectively, the “Delaware Actions”) On April 11 and 23, 2019, two putative class actions were filed in the U.S. District Court for the Southern District of New York: Kopanic v. GTx, Inc. et al. and Cooper  v. GTx, Inc. et al. (collectively, the “New York Actions” and, together with the Delaware Actions, the “Actions”).  The Actions name as defendants us and our former board of directors, and, in the case of the Wheby and Miller actions, Private Oncternal and Merger Sub.  The Actions allege that defendants violated Sections 14(a) and 20(a) of the Exchange Act, as well as Rule 14a-9 promulgated thereunder, in connection with our filing of the Registration Statement in connection with the Merger.  Three of the Delaware Actions have now been voluntarily dismissed with prejudice: the Wheby action on June 12, 2019; the Miller action on July 15, 2019; and the Living Seas action on June 26, 2019. At June 30, 2019, the Company cannot predict the outcome of or estimate the possible loss or range of loss from any of these matters.

The Merger will be accounted for as a reverse asset acquisition pursuant to Topic 805:Business Combinations, as substantially all of the fair value of the assets acquired from GTx were concentrated in a group of similar assets, and the acquired assets did not have outputs or employees. Because the assets acquired had not yet received regulatory approval, the fair value attributable to these assets will be recorded as in process research and development (“IPR&D”) expenses in the Company’s condensed consolidated statement of operations for the three and six months ended June 30, 2019.

Facility Sublease

In May 2019, the Company entered into a sublease agreement for office space of approximately 4,677 square feet in San Diego, California which expires on March 31, 2021. Annual base rent is approximately $0.2 million.